EXHIBIT 99.1



                                                           FOR IMMEDIATE RELEASE


                                  PRESS RELEASE

                                NTL INCORPORATED
                        ANNOUNCES PRICING OF SENIOR NOTES


New York, New York; (October 27, 1998) - NTL Incorporated (Nasdaq: NTLI; Easdaq:
NTLI.ED) announced that it has priced an issue of $625 million of 11-1/2% Senior Notes due 2008 (the "Senior Notes"). The Senior Notes carry a cash-pay current coupon.

     The net proceeds of the offering will be used for refinancing existing indebtedness. The closing of the sale of the Senior Notes is expected to occur on November 2, 1998.

     The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     Accordingly, the Notes have been offered and sold within the United States under rule 144A only to "qualified institutional buyers" and outside the United States in accordance with Regulation S under the Securities Act.

                                      ****

     For Information Contact: John F. Gregg, Managing Director - Corporate Finance & Development; Michael Peterson, Director - Corporate Development; Bret Richter, Director - Corporate Development or Richard J. Lubasch, Senior Vice President - General Counsel, at (212) 906-8440; in UK: Alison Smith at 01252-402662; or via e-mail at investor_relations@ntli.com.